Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Meredith Corporation:

We consent to the use of our report dated August 31, 2018, except as to Note 19, which is as of January 7, 2019, with respect to the consolidated balance sheets of Meredith Corporation and subsidiaries (the Company) as of June 30, 2018 and 2017, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2018, and the related notes and financial statement schedule, Schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 30, 2018, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated August 31, 2018 on the effectiveness of internal control over financial reporting as of June 30, 2018 contains an explanatory paragraph that states that management excluded Time Inc. and subsidiaries (Time), with 59 percent of the Company’s total assets and 28 percent of revenue included in the consolidated financial statements as of and for the year ended June 30, 2018, from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Time.

/s/ KPMG LLP

Des Moines, Iowa

January 7, 2019